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                                 Exhibit 11
                                 ----------
                         Rx Medical Services Corp.
                 Computation of Primary Earnings Per Share
                               (Unaudited)
            (Dollars and shares in thousands, except per share amounts)



                                        Three Months Ended September 30,    Nine Months Ended September 30,
                                              1996            1995                 1996            1995
                                          ----------        ---------           ---------       ----------
Results of operations:
  Loss from continuing operations          $ (2,005)        $   (843)            $ (5,065)       $ (2,664)
  Loss from discontinued operations                           (7,484)                             (10,871)
                                           --------         --------             --------        --------
  Net loss                                 $ (2,005)        $ (8,327)            $ (5,065)       $(13,535)
                                           ========         ========             ========        ========

Common Shares:
  Average common shares and
    common share equivalents                  8,539            8,562                8,539           8,562
                                           ========         ========             ========        ========
 Per Share:
  Loss from continuing operations          $  (0.23)        $  (0.10)            $  (0.59)       $  (0.31)
  Loss from discontinued operations                            (0.87)                               (1.27)
                                           --------         --------             --------        --------
  Net loss                                 $  (0.23)        $  (0.97)            $  (0.59)       $  (1.58)
                                           ========         ========             ========        ========





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